Exhibit 23.6

CONSENT OF EXPERT

The undersigned hereby consents to (i) the references to, and the information derived from, (A) the Technical Report and Preliminary Feasibility Study for the San Rafael Property, Sinaloa, Mexico dated April 29,2016, and (B) the San Rafael, Zone 120 and El Cajón Mineral Resource estimates, and to (ii) the references to the undersigned’s name, included in or incorporated by reference in the Registration Statement on Form F-4 being filed by Americas Silver Corporation.

/s/ Paul Tietz
Paul Tietz, C.P.G.

Dated November 5, 2018